Exhibit 16(a)

Previously filed as Exhibit 16 to the Form 8-K filed on July 8, 2014

July 8, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 8, 2014 of Greif, Inc. and are in agreement with the statements contained in

Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the material weaknesses in internal control over financial reporting included in the fourth paragraph in Item 4.01(a), we had considered such matters in determining the nature, timing, and extent of procedures performed in our audit of the registrant’s 2013 and 2012 financial statements.

/S/ Ernst & Young LLP